Exhibit 107

CALCULATION OF REGISTRATION FEE

Form F-3

(Form Type)

DOGNESS (INTERNATIONAL) CORPORATION

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Pre-Funded warrants to purchase Class A Common Shares(2)	Rule 457(g)	-	-		-	-
	Equity	Class A Common Shares, with no par value, underlying Pre-Funded warrants(3)	Rule 457(g)	500,000	$9.019	4,509,500	153.10 per $1,000,000	$690.40
	Equity	Class A Common Shares, with no par value	Rule 457(c)	250,000	$9.019	$2,254,750	153.10 per $1,000,000	$345.20
	Total Offering Amounts					$6,764,250		$1035.60

	Net Fee Due							$1035.60

(1)	All shares registered pursuant to this registration statement are to be offered for resale by the Selling Shareholder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional Class A Common Shares of the registrant, no par value, issued to prevent dilution resulting from stock splits, stock dividends or similar events.
(2)	In accordance with Rule 457(g), the entire registration fee for the warrants is allocated to the common stock underlying the warrants, and no separate fee is payable for the warrants.
(3)	The number of shares of common stock underlying warrants being registered of up to 500,000 Class A Common Shares issuable upon the exercise of 500,000 Pre-Funded warrants.
(4)	Estimated solely for purposes of calculating the registration fee, based on the average of the $9.2179 (high) and $8.82 (low) prices for our Class A Common Shares as quoted on The Nasdaq Capital Market on July 25, 2025, in accordance with Rule 457(c) under the Securities Act.